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EXHIBIT (99.2)

ITEM 7 INFORMATION

        The securities being reported on by Westpac Banking Corporation ("WBC"), Westpac Equity Holdings Pty Limited ("WEHPL") and Westpac Financial Services Group Limited ("WFSG") each as a parent holding company, are owned, or may be deemed to be beneficially owned by:

Name and ACN/ARSN (if applicable)	Nature of association
Westpac Investment Management Pty Limited (ABN 80 000 742 478)	Wholly owned subsidiary of WBC, WEHPL and WFSG
Sagitta Wealth Management Limited (ABN 22 000 727 659)	Wholly owned subsidiary of WBC, WEHPL and WFSG
BT Funds Management Limited (ACN 002 916 458)	Wholly owned subsidiary of WBC, WEHPL and WFSG

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ITEM 7 INFORMATION